                         PHARMACEUTICAL BUYERS, INC.

                         FINANCIAL STATEMENTS
                         AS OF DECEMBER 31, 1997 AND 1996
                         TOGETHER WITH REPORT OF INDEPENDENT
                            PUBLIC ACCOUNTANTS

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of
  Pharmaceutical Buyers, Inc.:

We have audited the accompanying balance sheets of PHARMACEUTICAL BUYERS, INC. (an Arkansas corporation) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pharmaceutical Buyers, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                       ARTHUR ANDERSEN LLP




Denver, Colorado,
  March 6, 1998.

                                   PHARMACEUTICAL BUYERS, INC.
                                   ---------------------------

                                          BALANCE SHEETS
                                          --------------

                                    DECEMBER 31, 1997 AND 1996
                                    --------------------------

                                     ASSETS                                       1997             1996
                                     ------                                   ------------      ------------

CURRENT ASSETS:
    Cash and cash equivalents (Note 2)                                        $  1,190,409      $  2,077,511
    Available-for-sale investments (Note 2)                                        506,085           485,922
    Receivables (Note 2)                                                         1,290,784         1,257,239
    Other current assets                                                            33,313            54,816
                                                                              ------------      ------------
                Total current assets                                             3,020,591         3,875,488

PROPERTY AND EQUIPMENT, net of accumulated depreciation
    of $206,724 and $154,194, respectively                                         155,213           159,172

DEFERRED INCOME TAXES (Note 5)                                                     107,721            43,863

OTHER ASSETS, net (Note 2)                                                         719,017           982,568
                                                                              ------------      ------------

                Total assets                                                  $  4,002,542      $  5,061,091
                                                                              ============      ============

                         LIABILITIES AND STOCKHOLDERS' DEFICIT
                         -------------------------------------

CURRENT LIABILITIES:
    Accounts payable                                                          $     20,163      $     48,897
    Accrued expenses                                                               243,547           207,878
    Deferred revenue (Note 2)                                                      293,338           245,909
    Income taxes payable                                                            31,977           666,957
    Current deferred income taxes (Note 5)                                         293,559           283,380
    Current portion of other long-term payables (Note 4)                           185,290           204,736
                                                                              ------------      ------------
                Total current liabilities                                        1,067,874         1,657,757

NOTES PAYABLE AND OTHER LONG-TERM PAYABLES (Note 4)                              6,985,320         8,160,649
                                                                              ------------      ------------
                Total liabilities                                                8,053,194         9,818,406
                                                                              ------------      ------------
COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' DEFICIT (Note 3) :
    Class A common stock, $.01 par value, 500 shares authorized,
         66 shares issued and outstanding                                                1                 1
    Class B common stock, $.01 par value, 500 shares authorized,
         84 shares issued and outstanding                                                1                 1
    Additional paid-in capital                                                   5,766,681         5,766,681
    Retained earnings                                                            2,782,665         2,076,002
    Treasury stock                                                             (12,600,000)      (12,600,000)
                                                                              ------------      ------------
                Total stockholders' deficit                                     (4,050,652)       (4,757,315)
                                                                              ------------      ------------
                Total liabilities and stockholders' deficit                   $  4,002,542      $  5,061,091
                                                                              ============      ============

                             The accompanying notes to financial statements
                               are an integral part of this balance sheet.

                                   PHARMACEUTICAL BUYERS, INC.
                                   ---------------------------

                                     STATEMENTS OF OPERATIONS
                                     ------------------------

                          FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                          ----------------------------------------------

                                                                                   1997              1996
                                                                                ----------        ----------
REVENUE:
    Administrative fees                                                         $4,893,479        $4,815,708
    Membership fees                                                                745,462           686,542
                                                                                ----------        ----------
                Total revenue                                                    5,638,941         5,502,250
                                                                                ----------        ----------
EXPENSES:
    Operating                                                                    1,436,791         1,270,420
    Selling, general and administrative                                          1,115,404         1,159,538
    Depreciation and amortization                                                  289,136           289,497
                                                                                ----------        ----------
                Total expenses                                                   2,841,331         2,719,455
                                                                                ----------        ----------
                Income from operations                                           2,797,610         2,782,795
                                                                                ----------        ----------
OTHER INCOME (EXPENSE):
    Interest expense                                                              (787,318)         (899,352)
    Other income, net                                                              105,285           145,379
                                                                                ----------        ----------
                Total other expense, net                                          (682,033)         (753,973)
                                                                                ----------        ----------
INCOME BEFORE INCOME TAX PROVISION                                               2,115,577         2,028,822

INCOME TAX PROVISION (Note 5)                                                     (808,914)         (810,881)
                                                                                ----------        ----------
NET INCOME                                                                      $1,306,663        $1,217,941
                                                                                ==========        ==========

                             The accompanying notes to financial statements
                                are an integral part of this statement.

                                   PHARMACEUTICAL BUYERS, INC.
                                   ---------------------------

                               STATEMENTS OF STOCKHOLDERS' DEFICIT
                               -----------------------------------

                          FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                          ----------------------------------------------


                                             Common Stock      Additional
                                         --------------------   Paid-In      Retained       Treasury
                                         Shares        Amount   Capital      Earnings         Stock          Total
                                         ------        ------  ----------   ----------    ------------    -----------
BALANCES,
    December 31, 1995                     150           $2     $5,766,681   $  858,061    $(12,600,000)   $(5,975,256)
         Net income                        -            -          -         1,217,941          -           1,217,941
                                          ---           --     ----------   ----------    ------------    -----------
BALANCES,
    December 31, 1996                     150            2      5,766,681    2,076,002     (12,600,000)    (4,757,315)
         Net income                        -            -          -         1,306,663          -           1,306,663
         Dividends paid                    -            -          -          (600,000)         -            (600,000)
                                          ---           --     ----------   ----------    ------------    -----------
BALANCES,
    December 31, 1997                     150           $2     $5,766,681   $2,782,665    $(12,600,000)   $(4,050,652)
                                          ===           ==     ==========   ==========    ============    ===========

                                           The accompanying notes to financial statements
                                              are an integral part of this statement.

                                           PHARMACEUTICAL BUYERS, INC.
                                           ---------------------------

                                            STATEMENTS OF CASH FLOWS
                                            ------------------------

                                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                ----------------------------------------------

                                                                                        1997               1996
                                                                                     -----------        ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                       $ 1,306,663        $1,217,941
    Adjustments to reconcile net income to net cash
         provided by operating activities-
             Depreciation and amortization                                               289,136           289,497
             Gain on sales of investments, net                                             -               (11,446)
             Deferred income tax benefit                                                 (53,679)          (55,187)
             Other                                                                       (20,163)            -
             Changes in assets and liabilities-
                  Increase in receivables                                                (33,545)         (154,919)
                  Decrease (increase) in other assets                                     51,207           (44,790)
                  Decrease in accounts payable                                           (28,734)           (3,688)
                  Increase (decrease) in accrued expenses                                 35,669           (46,216)
                  Increase in deferred revenue                                            47,429           112,259
                  (Decrease) increase in income taxes payable                           (634,980)          602,317
                                                                                     -----------        ----------
                       Net cash provided by operating activities                         959,003         1,905,768
                                                                                     -----------        ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property and equipment                                                  (51,330)          (60,823)
    Proceeds from sales of investments                                                    -                 69,249
    Purchase of investments                                                               -               (543,455)
                                                                                     -----------        ----------
                       Net cash used in investing activities                             (51,330)         (535,029)
                                                                                     -----------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Dividends paid                                                                      (600,000)           -
    Payments on notes payable and other long-term payables                            (1,194,775)         (168,850)
                                                                                     -----------        ----------
                       Net cash used in financing activities                          (1,794,775)         (168,850)
                                                                                     -----------        ----------
NET (DECREASE) INCREASE IN CASH AND
    CASH EQUIVALENTS                                                                    (887,102)        1,201,889

CASH AND CASH EQUIVALENTS, at beginning of year                                        2,077,511           875,622
                                                                                     -----------        ----------
CASH AND CASH EQUIVALENTS, at end of year                                            $ 1,190,409        $2,077,511
                                                                                     ===========        ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for interest                                                           $   798,550        $  897,164
                                                                                     ===========        ==========
    Cash paid for income taxes                                                       $ 1,497,573        $  129,200
                                                                                     ===========        ==========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
      In 1996, the Company contributed to Vista Purchasing Partners, L.L.C.
      the balance of its accounts receivable from Vista of $40,379 as its initial contribution to the joint venture (Note 6).


                                The accompanying notes to financial statements
                                    are an integral part of this statement.

                         PHARMACEUTICAL BUYERS, INC.
                         ---------------------------

                        NOTES TO FINANCIAL STATEMENTS
                        -----------------------------

                       AS OF DECEMBER 31, 1997 AND 1996
                       --------------------------------


(1)   ORGANIZATION
      ------------

Pharmaceutical Buyers, Inc. ("PBI" or the "Company"), is a group purchasing organization. PBI aggregates buying power for its members in order to negotiate favorable contracts with pharmaceutical and medical supply manufacturers and distributors. PBI's members include long-term care providers, home infusion providers, home medical equipment dealers, medical distributors and other healthcare providers. The Company's revenue is derived from membership fees paid by members and administrative fees paid by manufacturers and distributors.

In November 1995, in connection with the Stock Purchase and Redemption Agreement (Note 3), the Company restated and amended its Articles of Incorporation to authorize 500 shares of $.01 par value Class A voting common stock and 500 shares of $.01 par value Class B non-voting common stock. On November 30, 1995, as discussed in Note 3, the Company was recapitalized (the "Recapitalization") by way of the issuance of debt and equity, and the repurchase of common stock for the Company's treasury.

(2)   SIGNIFICANT ACCOUNTING POLICIES
      -------------------------------

      Basis of Accounting
      -------------------

The accompanying financial statements have been prepared using the accrual method of accounting. Investment in joint venture is accounted for using the equity method (Note 6).

      Cash and Cash Equivalents and Available-For-Sale Investments
      ------------------------------------------------------------

Cash and cash equivalents include cash and investments with original maturities of three months or less and which are not subject to significant risk from changes in interest rates. Available-for-sale investments include those investments expected to be held between three and twelve months. At December 31, 1997 and 1996, all investments were classified as available-for-sale and, therefore, were accounted for at fair market value. The carrying value of all investments approximated fair market value.

      Property and Equipment
      ----------------------

Property and equipment is stated at cost. Depreciation and amortization are charged to operations using primarily accelerated depreciation methods over the estimated useful lives of the various classes of assets, which vary from 5 to 39 years.

      Non-Compete Agreements
      ----------------------

Non-compete agreements have been recorded by the Company as a result of the Recapitalization discussed in Note 3. Such intangible assets are being amortized over a four-year period from the date of the Recapitalization (November 30, 1995). At December 31, 1997 and 1996, non-compete agreements of $783,965 are recorded, net of accumulated amortization of $391,983 and $195,991, respectively. The noncompete agreements are included in other assets in the accompanying balance sheets.

      Debt Issuance Costs
      -------------------

Costs associated with the debt transactions discussed in Note 4 are being amortized over the term of the related debt, which approximates the effective interest method of amortization. At December 31, 1997 and 1996, deferred debt issuance costs of $388,584 is recorded, net of accumulated amortization of $77,712 and $42,094, respectively, and is included in other assets in the accompanying balance sheets.

      Income Taxes
      ------------

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective basis for income tax purposes. The Company files their income tax returns under the cash basis. Deferred tax assets and liabilities are measured and recorded using enacted tax rates in effect for the year in which those temporary difference are expected to be recorded or settled.

      Receivables and Deferred Revenue
      --------------------------------

The Company derives its revenue primarily from two sources. The Company charges annual membership dues to its members. Membership dues are billed in advance throughout the year depending on the member's anniversary date. The Company also receives contract administrative fees from medical supply and pharmaceutical manufacturers and distributors. These fees are usually paid monthly or quarterly, in arrears, depending on the supplier. The amounts paid to the Company by manufacturers and distributors are based on the volume of purchases by the Company's members.

At December 31, 1997 and 1996, the Company had recorded approximately $1,279,000 and $1,257,000, respectively, of administrative fees receivable. This amount is based on Company estimates of the volume of purchases by its members based on information provided by manufacturers and distributors. Management believes that all administrative fees receivable are fully collectible. Additionally, as of December 31, 1997 and 1996, approximately $293,000 and $246,000, respectively, of membership dues have been received in advance, and are recorded in the accompanying balance sheets as deferred revenue, to be recognized ratably over their one year membership period.

      Use of Estimates
      ----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Asset Impairment
      ----------------

The Company reviews its assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For assets which are held and used in operations, the asset would be impaired if the undiscounted future cash flows related to the asset did not exceed the net book value.

(3)   RECAPITALIZATION
      ----------------

On November 30, 1995, the Company completed the Recapitalization. As a result of this Recapitalization, the Company: (1) sold shares of its Class A common stock and Class B common stock for $6,000,000, (2) repurchased shares of its Class A common stock for $12,600,000, and (3) borrowed $6,450,000 through Senior Secured Notes and $1,300,000 through Senior Secured Convertible Notes from Massachusetts Mutual Life Insurance Company and affiliates ("Mass Mutual"), due in November 2005 (Note 4).

Also as part of the Agreement, the Company entered into non-compete agreements with the two original stockholders to be paid over a period ending October 1999 (Note 4).

(4)   NOTES PAYABLE AND OTHER LONG-TERM PAYABLES
      ------------------------------------------

Notes payable and other long-term payables at December 31 are as follows:

                                                                                         1997              1996
                                                                                      ----------        ----------

Senior Secured Notes, payable to a stockholder (Mass Mutual);
    collateralized by substantially all assets of the Company;
    interest payable semi-annually at 10.5%; annual principal
    payments commencing November 30, 1999, of $921,429 until
    paid in full by November 2005; available for prepayment
    subject to a maximum annual and aggregate prepayment
    amount, as defined.                                                               $5,450,000        $6,450,000

Senior Secured Convertible Notes, payable to a stockholder
    (Mass Mutual); collateralized by substantially all assets of the Company; interest payable semi-annually at 10.5%; due
    November 30, 2005; available for prepayment subject to a
    maximum annual and aggregate prepayment amount, as defined;
    convertible into 26 Class A common shares at
    $50,000 per share.                                                                 1,300,000         1,300,000

Non-compete agreements payable; noninterest bearing
    installments (discounted using 10.5% rate); due in
    semi-annual installments through 1999.                                               420,610           615,385
                                                                                      ----------        ----------
                                                                                       7,170,610         8,365,385

Less:  Current portion                                                                  (185,290)         (204,736)
                                                                                      ----------        ----------
                                                                                      $6,985,320        $8,160,649
                                                                                      ==========        ==========

Principal repayments of notes payable and other long-term payables at December 31, 1997, are summarized as follows:

      1998                            $  185,290
      1999                             1,156,749
      2000                               921,429
      2001                               921,429
      2002                               921,429
      Thereafter                       3,064,284
                                      ----------
                                      $7,170,610
                                      ==========

(5)   INCOME TAXES
      ------------

The income tax provision consists of the following for the years ended December 31:

                                                1997              1996
                                              --------          --------
    Current:
         Federal                              $735,661          $776,183
         State                                 126,932            89,885
                                              --------          --------
                                               862,593           866,068
                                              --------          --------
    Deferred:
         Federal                               (50,824)          (52,428)
         State                                  (2,855)           (2,759)
                                              --------          --------
                                               (53,679)          (55,187)
                                              --------          --------
    Income tax provision                      $808,914          $810,881
                                              ========          ========

The significant components of the Company's net deferred liability at December 31 are as follows:

                                                                                    1997             1996
                                                                                 ---------         ---------
    Current deferred tax assets (liabilities):
         Administrative fees receivable                                          $(477,155)        $(468,950)
         Accounts payable                                                            7,521            18,239
         Accruals                                                                   85,993            77,538
         Deferred revenue                                                          109,415            91,724
         Other                                                                     (19,333)           (1,931)
                                                                                 ---------         ---------
            Net current deferred tax liabilities                                 $(293,559)        $(283,380)
                                                                                 =========         =========
    Long-term deferred tax assets:
         Amortization of non-compete agreements                                  $ 107,721         $  43,863
                                                                                 =========         =========

The following table reconciles the federal statutory income tax rate to the Company's effective income tax rate:

                                                                                      1997              1996
                                                                                      ----              ----
    Provision for income taxes at federal statutory rate                              34.0%             34.0%
    Nondeductible expenses                                                             0.7               1.5
    Nontaxable investment income                                                      (0.5)             (2.2)
    State income taxes, net of federal benefit                                         3.6               3.3
    Other                                                                              0.4               3.4
                                                                                      ----              ----
    Effective income tax rate                                                         38.2%             40.0%
                                                                                      ====              ====

(6)   RELATED PARTY TRANSACTIONS
      --------------------------

The Company leases certain office space from a stockholder. The Company's management believes that the transaction is arms length and reflects market rates for similar space. Payments made for this lease were $90,231 and $89,635 for the years ended December 31, 1997 and 1996, respectively. The lease is noncancellable and expires May 31, 2000.

During 1996, the Company paid fees of $35,008 to DASCO, an entity related by common ownership, for administrative activities. Also, prior to April 1996, the Company had a $50,000 certificate of deposit with a bank. This certificate of deposit served as security for a loan made by the bank to DASCO. In April 1996, DASCO defaulted on the loan and the certificate of deposit was used by the bank to pay down the loan. Both amounts have been reflected as selling, general and administrative expenses in the accompanying 1996 statement of operations. DASCO ceased operations during 1997.

In May 1995, PBI and an entity owned by certain of the Company's officers (the "Officers") entered into a joint venture agreement and formed Vista Purchasing Partners, L.L.C. ("Vista"). Vista is owned 50% by PBI and 50% by this other entity. Vista was formed to pursue related aggregate purchasing opportunities with hospital-affiliated alternative sites. Vista had insignificant activity during 1995 and 1997. In 1996, Vista reimbursed PBI for contract labor costs of $62,000. PBI accounts for its investment in Vista under the equity method. The Company has recognized $32,378 as its share of Vista's net losses through December 31, 1997. Subsequent to yearend, Vista's management decided to cease operations in 1998.

Effective June 1, 1995, the Company entered into an agreement to purchase the operations of Parental Alimentation Providers Association ("PAPA"). In accordance with the agreement, PAPA was entitled to all membership dues of existing PAPA members until June 1, 1996. At June 1, 1996, the Company exercised its option to purchase the operations of PAPA for no additional consideration. The operations of PAPA were merged with those of the Company from that date. During 1996, the Company reimbursed approximately $41,000 to PAPA for certain costs incurred prior to June 1, 1996, which are classified as selling, general and administrative expenses in the accompanying 1996 statement of operations.

During November 1995, in connection with the Recapitalization discussed in
Note 3, the Company entered into a consulting agreement with one of the Officers for two years with annual payments of $150,000. This agreement expired on November 30, 1997.

(7)   EMPLOYEE BENEFIT PLANS
      ----------------------

      Deferred Contribution Plan
      --------------------------

In August 1996, the Company adopted a 401(k) plan for its employees, effective January 1, 1996. Under this plan, employees, who are at least 21 years old and have completed one year of service, as defined, are eligible to participate in the plan. The Company may contribute a discretionary matching contribution equal to a percentage of each employee's contribution plus an additional discretionary amount as determined by the Company. The Company matched 100% of the employees' contributions totaling approximately $45,000 and $24,000 during 1997 and 1996, respectively. No additional discretionary payments were made.

      Defined Benefit Plan
      --------------------

In August 1996, the Company terminated its defined benefit pension plan, and in June 1997, all of the plan's obligations were settled. Prior to its termination, the terms of the plan stated that in order to be eligible for benefits under the plan, the employee must be 21 years of age or older, have completed 20 months of service, and recorded 1,000 hours of service during each year. The plan was subject to the provisions of the Employee Retirement Income Security Act of 1974. The Company made contributions to the plan in accordance with actuarial projections, subject to the requirements of the Internal Revenue Code, as amended.

In accordance with Statement of Financial Accounting Standards No. 88, "Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," the plan's termination triggered a curtailment gain of approximately $46,000, which is included in other income, net in the accompanying 1996 statement of operations. The plan's settlement triggered a settlement loss of approximately $18,000, which is included in other income, net in the accompanying 1997 statement of operations.

The following table reconciles the funded status of the plan with the amount reflected in the Company's December 31, 1997 and 1996 balance sheets:

                                                                              1997                    1996
                                                                           ---------               ---------
Accumulated benefit obligation                                             $    -                  $(453,233)
                                                                           =========               =========

Projected benefit obligation                                               $    -                  $(453,233)

Fair value of plan assets                                                       -                    507,021
                                                                           ---------               ---------
Funded status                                                                   -                     53,788

Unrecognized liability                                                          -                    102,673

Unrecognized net gain from past experience
    different from that assumed and effects of
    changes in assumptions                                                      -                   (141,549)
                                                                           ---------               ---------
Prepaid pension asset                                                      $    -                  $  14,912
                                                                           =========               =========

Net pension (income) cost in 1997 and 1996 is comprised of the following:

                                               1997               1996
                                            ----------          --------

Service cost                                  $   -             $ 36,796
Interest cost                                   16,996            32,534
Return on assets                               (16,111)          (56,846)
Other                                           (3,596)           24,817
                                              --------          --------
                                              $ (2,711)         $ 37,301
                                              ========          ========

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5%. The expected long-term rate of return on assets was 7.5%.

(8)   SIGNIFICANT CUSTOMERS
      ---------------------

PBI's significant customers which individually comprised more than 10% of total administrative fees for the years ended December 31, 1997 and 1996 are as follows:

                                                  1997              1996
                                                  ----              ----
    Customer A                                     26%               24%
    Customer B                                      6%               11%

(9)   COMMITMENTS AND CONTINGENCIES
      -----------------------------

The Company leases office space and other equipment through noncancellable operating leases. Certain of the leases are with related parties (Note 6). Rental expense under operating leases was approximately $115,000 and $106,000 for the years ended December 31, 1997 and 1996, respectively.

Minimum rental payments under these leases with initial or remaining terms of one year or more at December 31, 1997 are as follows:

                 1998                         $ 94,080
                 1999                           89,288
                 2000                           33,210
                                              --------
                                              $216,578
                                              ========

The Company is currently a defendant in a lawsuit which arose in the normal course of business, whereby the Company, a pharmaceutical manufacturer and other group purchasing organizations have been accused of damaging certain retail pharmacies by not allowing them memberships in buying organizations such as the Company, which would allow them to receive reduced prices on pharmaceuticals. Management believes that the outcome of this matter will have no material impact on the financial position of the Company or its results of operations.

(10)  SUBSEQUENT EVENT
      ----------------

On February 11, 1998, the Company's board of directors authorized and declared a $700,000 cash dividend to the shareholders of record on that date. The dividend was paid on February 25, 1998. The Company's board of directors also authorized a $612,500 prepayment on its Senior Secured Notes Payable to Mass Mutual. The prepayment is to be made during March 1998.